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                                 EXHIBIT 10-A

                            AMSOUTH BANCORPORATION
                    EMPLOYMENT AGREEMENT FOR C. DOWD RITTER

        This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this 15th day of June, 1995 (the "Effective Date"), by and between AmSouth Bancorporation, a Delaware corporation, (the "Company"), and C. Dowd Ritter (the "Executive").

        WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Operating Officer; and

        WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and operations; and

        WHEREAS, the Company recognizes that the Executive's contributions have been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

        WHEREAS, the Company is desirous of assuring the continued employment of the Executive in the above stated capacities, and Executive is desirous of having such assurance;

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

        The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date of this Agreement, as indicated above.

        Upon each new day of the three (3) year period of employment from the Effective Date until the Executive's sixty-second (62nd) birthday, the term of this Agreement automatically shall be extended for one (1) additional day, to be added to the end of the then-existing three (3) year term. Accordingly, at all times prior to (i) the Executive's attaining age 62 and (ii) a notice of employment termination (or an actual termination), the term of this Agreement shall be three (3) full years. However, either party may terminate this Agreement by giving the other party written notice of intent not to renew. Additionally, the automatic extensions of the term of this Agreement shall immediately be suspended upon an employment termination by reason of death, Disability, (as defined in Section 6.2), or Retirement (as defined in Section 6.1), or an
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employment termination made voluntarily by the Executive (other than for Good
Reason as defined in Section 6.6), or involuntarily for Cause (as defined in
Section 6.5). The provisions applicable to such suspensions of the term of this Agreement are set forth in those Sections pertaining to each of such types of employment terminations.

        In the event the Executive gives notice of employment termination, the term of this Agreement shall expire upon the ninetieth (90th) day following the delivery to the Company of such notice of employment termination. Except as otherwise provided in the following paragraph with respect to a voluntary termination for Good Reason (defined in Section 6.6 herein), a voluntary employment termination by the Executive shall result in the termination of the rights and obligations of the parties under this Agreement; provided, however, that the terms and provisions of Article 9 shall continue to apply.

        In the event the Company desires to involuntarily terminate the employment of the Executive (for purposes of this Agreement, a voluntary employment termination by the Executive for Good Reason shall be treated as an involuntary termination of the Executive's employment without Cause), the Company shall deliver to the Executive a notice of employment termination, and the following provisions shall apply:

        (a) In the event the involuntary termination is for Cause (defined in Section 6.5 herein), the term of this Agreement shall terminate on the ninetieth (90th) day following the delivery to the Executive of such notice of termination. Such a termination for Cause shall result in the termination of all rights and obligations of the parties under this Agreement; provided, however, that the terms and provisions of Article 9 shall continue to apply, and Section
              6.5 shall apply until payments required thereunder have been made.

        (b) In the event the involuntary termination is without Cause, the Executive shall be entitled to receive the severance benefits set forth in Section 6.4 herein; provided, however, that the terms and provisions of Article 9 shall continue to apply and Section 6.4 shall apply until payments required thereunder have been made.

ARTICLE 2. POSITION AND RESPONSIBILITIES


        During the term of this Agreement, the Executive agrees to serve as President and Chief Operating Officer of the Company, and as a member of the Company's Board of Directors if so elected, and at a future higher level position, if so designated by the Board. In his capacity as President and Chief Operating Officer of the Company, the Executive shall report directly to the Chairman and Chief Executive Officer, and shall serve as the second in command and have management responsibility for a significant portion of the organization's operating line, as well as staff units. The Executive shall have the same status, privileges, and responsibilities normally inherent in such capacities in financial institutions of similar size and character to the Company. During the term of this agreement, the Executive may be promoted to a higher level

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position such as Chairman and/or Chief Executive Officer. In such event the
Executive shall have the same status, privileges, and responsibilities normally inherent in such capacities in financial institutions of similar size and character to the Company.

ARTICLE 3. STANDARD OF CARE

        During the term of this Agreement, the Executive agrees to devote substantially his full time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, the Executive may serve as a director of other companies so long as such service is not injurious to the Company, and provided that such service is approved by the Board of the Company as may be required under the By-Laws of the Company. The Executive covenants, warrants, and represents that he shall:

        (a) Devote his full and best efforts to the fulfillment of his employment obligations; and

        (b) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

        This Article 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

ARTICLE 4. COMPENSATION

        As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

        4.1 BASE SALARY. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board's designee; provided, however, that such Base
Salary shall not be less than four hundred sixty thousand dollars ($460,000) per year and if subsequently increased shall not be less than such increased amount ("Base Salary"). This Base Salary shall be paid to the Executive in equal semimonthly installments throughout the year, consistent with the normal payroll practices of the Company.

        The annual Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board's designee, such Base Salary should be increased, based primarily on the performance of the Executive during the year. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

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        4.2 ANNUAL BONUS. In addition to his salary, the Executive shall be entitled to receive an opportunity to earn a cash bonus (the "Bonus") under the AmSouth Bancorporation Executive Incentive Plan established as of January 1, 1995, as amended from time to time (the "Executive Incentive Plan").

        4.3 LONG-TERM INCENTIVES. During the term of this Agreement, the Executive shall be entitled to participate in any and all long-term incentive programs at a level that is commensurate with his position with the Company.

        4.4 RETIREMENT BENEFITS. The Company shall provide to the Executive participation in all Company qualified defined benefit and defined contribution retirement plans, subject to the eligibility and participation requirements of such plans. The Executive's retirement benefits shall not be less than those that would be provided him under the terms of the Supplemental Retirement Plan and the Supplemental Thrift Plan, or as such benefits shall be increased, whether or not such benefits under the Supplemental Retirement Plan and the Supplemental Thrift Plan shall otherwise be decreased or eliminated. The obligations of the Company pursuant to this Section 4.4 shall survive the termination of this Agreement.

        4.5 EMPLOYEE BENEFITS. The Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Executive's position, subject to the eligibility requirements and other provisions of such plans or arrangements. Such benefits shall include, but not be limited to, group term life insurance, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability.

        4.6 PERQUISITES. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other similarly situated executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

        4.7 RIGHT TO CHANGE PLANS. By reason of Sections 4.5 and 4.6 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 5. EXPENSES

        The Company shall pay or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive's participation is in the best interest of the Company.

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ARTICLE 6. EMPLOYMENT TERMINATIONS

        6.1 TERMINATION DUE TO RETIREMENT OR DEATH. In the event the Executive's employment is terminated while this Agreement is in force by reason of early or normal retirement (as defined under the then established rules of the Company's tax-qualified retirement plan) ("Retirement"),or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivors' benefits, insurance, and other applicable programs of the Company then in effect. Upon the effective date of such termination, the Company's obligation under this Agreement to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2, and 4.3 shall immediately expire.

        However, the Executive shall receive all other rights and benefits that he is vested in, pursuant to other plans and programs of the Company. In addition, subject to any conflicting terms of any short-term incentive program which would provide for greater benefits following such termination, the Company shall pay to the Executive (or the Executive's beneficiaries or estate, as applicable), a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on base bonus opportunity (as defined in the Executive Incentive Plan) for such fiscal year. This pro rata Bonus amount shall be determined at the sole discretion of the Company's Board of Directors, as a function of the number of days in such fiscal year prior to the date of employment termination in relation to the total number of days in such fiscal year. The pro rata Bonus shall be paid within sixty (60) days of the Effective Date of employment termination. Also, all unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest in full on the date of termination.

        6.2 TERMINATION DUE TO DISABILITY. In the event that the Executive becomes Disabled (as defined below) during the term of this Agreement and is, therefore, unable to perform his duties as set forth herein for more than ninety
(90) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of ninety (90) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate the Executive's employment for Disability at least thirty (30) calendar days prior to the effective date of such termination.

        A termination of employment for Disability shall become effective upon the end of the thirty (30) day notice period, specified above. Upon such effective date, the Company's obligation to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2, and 4.3 shall immediately expire.

        However, the Executive shall receive all rights and benefits that he is vested in, pursuant to other plans and programs of the Company. In addition, subject to any conflicting terms of any short-term incentive program which would provide for greater benefits following such termination, the Company shall pay to the Executive a pro rata

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share of his Bonus for the fiscal year in which employment termination occurs, based on base bonus opportunity for such fiscal year. This pro rata Bonus amount shall be determined at the sole discretion of the Company's Board of Directors, as a function of the number of days in such fiscal year prior to the effective date of termination for Disability, in relation to the total number of days in such fiscal year. The pro rata Bonus shall be paid within sixty (60) days of the effective date of termination for Disability.

        Also, all unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest in full on the date of termination.

        The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Article 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice. The Executive consents to be examined by those individuals selected by the Board, who are qualified to give such professional medical advice.

        It is expressly understood that the Disability of the Executive for a period of ninety (90) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default, and the Executive shall receive full compensation for any such period or for any other temporary illness or incapacity during the term of this Agreement.

        6.3 VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. This section 6.3 shall not apply if the Executive terminates employment because of Retirement.

        The Company shall pay the Executive his full Base Salary, at the rate then in effect as provided in Section 4.1 herein, through the effective date of termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be paid any Bonus with respect to the fiscal year in which voluntary termination under this Section 6.3 occurs). In the event that the voluntary termination is for Good Reason, the terms of Section 6.6 herein shall govern the parties' rights and obligations hereunder.

        6.4 INVOLUNTARY TERMINATION BY THE COMPANY WITHOUT CAUSE. At any time during the term of this Agreement, the Board may terminate the Executive's employment, as provided under this Agreement, for reasons other than death, Disability, Retirement, or for Cause, by notifying the Executive in writing of the

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Company's intent to terminate, at least ninety (90) calendar days prior the effective date of such termination.

        Subject to the terms of Article 7 herein, following the expiration of the ninety (90) day notice period, the Company shall pay to the Executive a lump sum cash payment equal to the present value of the sum of the following amounts:

        (a) The Base Salary which would have been paid to the Executive throughout the remaining years of the term of this Agreement;

        (b) The annual bonus amount in the year of employment termination, calculated at the higher of the base bonus opportunity or anticipated actual, multiplied by the remaining years of the term of this Agreement;

        (c) The annualized long-term incentive award for the year in which termination occurs, at the higher of the targeted level of award or anticipated actual, multiplied by the remaining years of the term of this Agreement; and

        (d) The amount of the Executive's annual club dues bonus in the year of termination, multiplied by the remaining years of the term of this Agreement.

        For purposes of making the present value calculations described above, the Company's Board shall treat such payments as if they were made at the point in time in the future when each such payment is scheduled to have been made. Such present value calculations shall be made at the sole discretion of the Board, using such assumptions and factors as it deems appropriate.

        In addition, the Company shall make a prorated payment of the Executive's base bonus for the bonus year in which termination occurs, calculated at the sole discretion of the Company's Board. Payment of the base bonus shall be made in cash, in one lump sum, at the same time the payments described above are made.

        Also, all unvested stock awards (including, but not limited to, any stock options and restricted stock) will vest on the date of termination.

        Further, subject to the terms of Article 7 herein, the Company shall continue the Executive's health and welfare benefit coverage for the entire three (3)-year period following employment termination, at the same cost, and on the same terms as existed immediately prior to employment termination. The Company and the Executive thereafter shall have no further obligations under this Agreement. Notwithstanding the foregoing, in the event the Executive obtains Comparable Employment, as defined in Article 7 hereof, the Company's obligation to continue the Executive's health and welfare benefit coverage pursuant to this Section 6.4 shall immediately cease.

        The payments described in this Section 6.4 shall be in part to compensate the Executive for being subject to the provisions of Article 9 hereafter, even though the

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Executive's employment has been terminated without Cause or for Good Reason as provided in Section 6.6.

        Also, the Company shall transfer to the Executive title to the Executive's Company car, without cost to the Executive, and shall pay to the Executive a lump sum cash payment in an amount necessary to fully gross-up the income tax effect of said transfer.

        6.5 TERMINATION FOR CAUSE. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause."

        "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment; and shall be defined as the conviction of the Executive for the commission of an act of fraud, embezzlement, theft, or other criminal act constituting a felony under U.S. laws involving moral turpitude; or the gross neglect of the Executive in the performance of any or all material covenants under this Agreement, for reasons other than the Executive's death, Disability, or Retirement. The Company's Board of Directors, by majority vote, shall make the determination of whether Cause exists, after providing the Executive with notice of the reasons the Board believes Cause may exist, and after giving the Executive the opportunity to respond to the allegation that Cause exists.

        In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary through the effective date of the employment termination and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement provided, however, that the provisions of Article 9 shall continue to apply.

        6.6 TERMINATION FOR GOOD REASON. At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company ninety (90) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The Executive's ability to terminate for Good Reason is contingent upon his agreement to allow the Company to remedy, within such ninety (90)-day period, the events constituting Good Reason.

        Upon the failure of the Company to remedy the events constituting Good Reason prior to the expiration of the ninety (90)-day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in Section 6.4 herein (as if the termination were an involuntary termination without Cause.)

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        Good Reason shall mean, without the Executive's express prior written consent, the occurrence of any one or more of the following:

        (i) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of the Effective Date (or as subsequently increased), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

        (ii) The Company's requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive's principal job location or office as of the Effective Date, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business obligations;

        (iii) A reduction by the Company of the Executive's Base Salary as in effect on the Effective Date, or as the same shall be increased from time to time;

        (iv) An intentional material reduction by the Company of the Executive's aggregate incentive opportunities under the Company's short- and long-term incentive programs, as such opportunities exist on the Effective Date, or as such opportunities may be increased after the Effective Date. For this purpose, a reduction in the Executive's incentive opportunities shall be deemed to have occurred in the event his targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities, are materially diminished from the levels and probability of attainment that existed as of the Effective Date or as such opportunity and/or degree of probability have been increased from time to time;

        (v) The failure of the Company to maintain the Executive's relative level of coverage under the Company's employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided and the relative level of the executive's participation. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is such coverage provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization;

        (vi) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in
              Article 11 herein; and

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        (vii) Any purported termination by the Company of the Executive's employment that is not effected pursuant to a notice of termination satisfying the requirements of Article 1 herein, and for purposes of this Agreement, no such purported termination shall be effective.

        The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

        Upon a termination of the Executive's employment for Good Reason at any time during the term of this Agreement, the Executive shall be entitled to receive the same payments and benefits as he is entitled to receive following an involuntary termination of his employment by the Company without Cause, as specified in Section 6.4 herein.

ARTICLE 7. DUTY TO MITIGATE

        As a condition to receiving the severance benefits described in Section
6.4 (with the exception of the transfer of the Company car and payment of any taxes related thereto, as described in Section 6.4) or in 6.6 herein, the Executive agrees that he shall actively seek full-time employment throughout the period following his employment termination. In the event that, prior to the end of the third year following the Executive's employment termination, the Executive obtains "Comparable Employment" (defined below), a pro rata amount of the severance benefits previously paid to the Executive shall be returned by the Executive to the Company. The pro rata amount to be repaid by the Executive shall be determined by multiplying the cash lump sum payment described in
Section 6.4 herein by a fraction, the numerator of which is the number of months between the date the Executive secures such Comparable Employment and the end of the three (3)-year period following employment termination, and the denominator of which is thirty-six (36).

        For purposes of this Agreement, "Comparable Employment" shall mean a full-time executive position which provides the Executive with total compensation opportunities (determined, for purposes of this Agreement, by adding base pay, targeted bonus opportunity, and targeted annualized long-term incentive opportunities) substantially equal to the Executive's total compensation opportunities which exist as of the Effective Date. The Compensation Committee shall make the determination of whether "Comparable Employment" has been obtained.

ARTICLE 8. EXCISE TAX GROSS-UP

        8.1 EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to severance benefits under Section 6.4 or 6.6 herein ("Severance Benefits"), if any of the Severance Benefits will be subject to the tax (the "Excise Tax") imposed by Section

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4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of (i) any Excise Tax on the Severance Benefits and (ii) any Federal, state, and local income tax and Excise Tax on the Gross-Up Payment provided for by this Section 8.1, shall be equal to the Severance Benefits. Such payment shall be made by the Company to the Executive as soon as practicable following the effective date of termination, but in no event beyond thirty (30) days from such date.

        8.2 TAX COMPUTATION. For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amounts of such Excise Tax:

        (a) Any other payments or benefits received or to be received by the Executive in connection with a change in control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this Section 8.2 as "Persons") whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of Code Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the excise tax;

              (b) The amount of the Severance Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Severance Benefits; or (ii) the amount of excess parachute payments within the meaning of Code
                  Section 280G(b)(1) of the Code (after applying clause (a) above); and

              (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The base amount shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) of the Code.

        For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal

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income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

        8.3 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 8.1 herein, is adjusted by the Internal Revenue Service which adjustment becomes binding on the Service, the Company, and the Executive, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Board of Directors.

ARTICLE 9. NONCOMPETITION

        9.1 PROHIBITION ON COMPETITION. Without the prior written consent of the Company, during the term of this Agreement, and for twenty-four (24) months following the expiration of this Agreement, the Executive shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is "in competition" with the Company or its successors or assigns. For purposes of this Agreement, a business or enterprise will be deemed to be "in competition" if it is a banking institution, the headquarters of which is within one hundred (100) miles from the location of the Executive's principal job location or office at the time of termination of employment.

        However, the Executive shall be allowed to purchase and hold for investment less than three percent (3%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

        9.2 DISCLOSURE OF INFORMATION. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

        9.3 SPECIFIC PERFORMANCE. The parties recognize that the Company will have no adequate remedy at law for breach by the Executive of the requirements of this Article 9 and, in the event of such breach, the Company and the Executive hereby agree that, in addition to the right to seek monetary damages, the Company will be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such requirements.

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ARTICLE 10. INDEMNIFICATION

        The Company hereby covenants and agrees to indemnify and hold harmless the Executive in a manner consistent with the provisions of the Company's Restated Certificate of Incorporation.

ARTICLE 11. ASSIGNMENT

        11.1 ASSIGNMENT BY COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

        Failure of the Company to obtain the agreement of any successor to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of an termination of employment, as provided in Section 6.4 herein.

        Except as herein provided, this Agreement may not otherwise be assigned by the Company.

        11.2 ASSIGNMENT BY EXECUTIVE. The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive's duties may not be assigned by the Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

ARTICLE 12. DISPUTE RESOLUTION AND NOTICE

        12.1 DISPUTE RESOLUTION. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or by arbitration.

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        If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

        All expenses of such litigation or arbitration, including the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and any prejudgment interest, shall be borne by the Company.

        12.2 NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, to an executive officer of the Company, at the Company's principal offices.

ARTICLE 13. MISCELLANEOUS

        13.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely replaces and supersedes the terms of the Change in Control Compensation Agreement, entered into by and between the Company and the Executive on December 16, 1993, concerning the Executive's entitlement to payments and benefits arising as a result of a change in control of the Company.

        13.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

        13.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

        13.4 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

        13.5 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

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        13.6 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

ARTICLE 14. GOVERNING LAW

        To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Alabama.

        IN WITNESS WHEREOF, the Executive has executed, and the Company (pursuant to a resolution adopted at a duly constituted meeting of the Company's Board of Directors) has executed this Agreement, as of __________, 1995.



AMSOUTH BANCORPORATION               EXECUTIVE:


By:_____________________________     ________________________
   John W. Woods                     C. Dowd Ritter
   Chairman and
   Chief Executive Officer


Attest:_________________________
       Henry D. Rumble
       Senior Vice President
       Human Resources Administration

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